Exhibit 99.1

GlobalSCAPE, Inc. Recognized as One of the 2015 Best Places to Work in IT
by IDG’s Computerworld
Company ranked number seven in the small organization category

SAN ANTONIO – June 22, 2015 – GlobalSCAPE, Inc., [NYSE MKT: GSB], the secure information exchange company, announced today that IDG's Computerworld has named Globalscape among the 2015 Best Places to Work in IT, one of top 100 organizations that challenge their IT staffs while providing great benefits and compensation. Organizations will be included in coverage in Computerworld along with results from the 22nd annual Best Places to Work in IT survey.

Globalscape was ranked number seven among small organizations on the Best Places to Work in IT list. This year, the organizations evaluated were ranked within the large, midsize and small organization categories. With this year’s recognition, Globalscape has been named to the Best Places to Work in IT list four times within the last six years.

Several programs and initiatives are offered by Globalscape that reward employees and create a unique culture by recognizing individual employees for going above and beyond. Often these employees are honored with monetary incentives or paid time off. The staff is also regularly encouraged to donate their time to charitable causes by participating in volunteer efforts and healthy living initiatives. Standard perks like monthly company lunches, regular team building events, and snacks and beverages are all part of the Globalscape culture.

More information about the Computerworld IT’s Best Places to Work list can be found here.

SUPPORTING QUOTES:
James L. Bindseil, President and CEO, Globalscape
“We work hard to establish and maintain a workplace environment that empowers our staff to create innovative technology and services while fostering a culture that rewards our teams for their dedication. Creating a ‘work hard, play hard’ atmosphere requires constant balance and adjustment, especially as the staff and their needs evolve. At Globalscape, our employees are the life blood of our company and we take their needs and cultural requests very seriously. It’s humbling to be recognized by Computerworld for our efforts and it reminds us that there’s always more work to be done.”

Scot Finnie, Editor in Chief, Computerworld
“The 100 organizations on Computerworld’s 2015 Best Places to Work in IT list realize that attracting and retaining a highly-skilled technology workforce leads to competitive advantage. In a tight market for tech talent, these outstanding employers attract the best and brightest IT pros with generous salaries and top-drawer benefits, then deepen their teams’ engagement with challenging, business-critical projects built around cutting-edge technologies. As a result, these winning organizations are best positioned to take advantage of the digital transformation sweeping through every industry.”

About the Best Places to Work in IT list
The Best Places to Work in Information Technology (IT) list is an annual ranking of the top 100 work environments for technology professionals by IDG’s Computerworld. The list is compiled based on a comprehensive questionnaire regarding company offerings in categories such as benefits, career development, training and retention. In addition, Computerworld conducts extensive surveys of IT workers, and their responses factor heavily in determining the rankings.

About Computerworld
Computerworld is the leading IT media brand helping Sr. IT, business decision-makers and key influencers navigate change with effective business strategy. As the voice of business technology, Computerworld enables the IT value chain with unique editorial coverage from setting strategies to deriving value. Computerworld’s award-winning website (www.computerworld.com), focused conference series, strategic marketing solutions and research forms the hub of the world’s largest (40+ edition) global IT media network and provides opportunities for IT vendors to engage this audience. Computerworld leads the industry with an online audience of over 7.5 million monthly page views (Omniture, November 2014 - January 2015 average) and was recognized in BtoB’s 2013 Media Power 50 list; recognition Computerworld has received for more than 5 consecutive years. Computerworld is published by IDG Enterprise, a subsidiary of International Data Group (IDG), the world’s leading media, events and research company. Company information is available at www.idgenterprise.com.

Note: All product and company names are trademarks of their respective organizations.

About Globalscape
San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features EFT, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best in class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments and small businesses. For more information, visit Globalscape, or subscribe to our Blog or Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2014 fiscal year, filed with the Securities and Exchange Commission on March 30, 2015.

GLOBALSCAPE PRESS CONTACT
Contact: Ciri Haugh
Phone Number: (210) 308-8267
Email: PR@globalscape.com

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